Exhibit 99.1
PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST ACQUIRES
THE ROYAL PALM-MIAMI SOUTH BEACH

ANNAPOLIS, MD, March 9, 2015 - Chesapeake Lodging Trust (NYSE:CHSP) (the “Trust”) announced today that it has closed on the previously announced acquisition of The Royal Palm located in Miami Beach, Florida for a purchase price of $278.0 million, or approximately $707,000 per key. The Trust entered into a new management agreement with HEI Hotels & Resorts to operate the hotel and a new franchise agreement with Starwood Hotels & Resorts (“Starwood”) and will be affiliated with Starwood’s new brand for independent hotels.

“We are thrilled to announce our entrance into the Miami-South Beach market with the fee simple purchase of The Royal Palm,” commented James L. Francis, Chesapeake Lodging Trust’s President and Chief Executive Officer. “We have been looking for the right situation and are delighted to have found a high-quality, fully renovated asset in an outstanding location and with tremendous operational upside.”

The Royal Palm enjoys a best-in-market location at Collins Avenue and 15th Street, in the heart of South Beach fronting the Atlantic Ocean. The iconic Art Deco property contains 393 guestrooms averaging approximately 426 square feet, including 164 suites and 141 rooms offering ocean views. The hotel has an attractive mix of 229 standard rooms ranging from 312 to 330 square feet which includes 73 double/double bedded rooms. The suites range from approximately 500 square feet to the 1,200 square feet two-bedroom apartment suites. Each generously sized room offers a contemporary open layout with upscale residential elements and a 42-inch flat screen television, wireless HSIA, custom artwork, and a comfortable work or dining area.

The hotel features several food and beverage outlets for guests and visitors to enjoy, spread throughout the resort. The Florida Cookery is the hotel’s three-meal restaurant and serves regional Florida cuisine offering both indoor and outdoor options. The lobby lounge bar features light fare with a focus on cocktails at night and transforms into a coffee bar during the daytime. The South Shore lounge is located on the ground floor of the Lanai building and offers a full bar and a small plates menu.

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

Byblos, The Royal Palm’s featured restaurant, is located on the first two floors of the hotel’s Shorecrest building. The Mediterranean cuisine concept is operated by INK Entertainment via a 10-year lease arrangement with the hotel. Byblos is currently under construction by the tenant with a planned opening in April 2015. The two-story space features 150 restaurant and bar seats, a 30-seat outdoor patio, and a 2,000 square foot private dining and lounge room that can be used for flexible meeting space and private events.

The hotel has approximately 5,700 square feet of dedicated meeting and banquet space throughout six different meeting areas, including the 2,600 square foot Great Room which can accommodate up to 300 guests. There is also an additional 16,000 square feet of flexible outdoor meeting space via multiple patios and decks. Other amenities include a full-service spa, a fitness center, two separate swimming pools, and access to a private Royal Palm beach area with 300 chaise lounges and day beds along with beach side bar services.

From 1998 through 2002, The Royal Palm underwent a major redevelopment and reconstruction project to bring the resort up to modern building codes and standards, including the construction of the two 17-story towers, resulting in the nearly 400 rooms enjoyed today. Starting in 2010 and completing in late 2012, a comprehensive renovation with a cost of approximately $50 million was completed.

“The hotel is in excellent shape and conveys the contemporary feel of South Beach,” continued Mr. Francis. “We will execute upon our business plan that includes minor changes to the product offering, but we anticipate no disruption as we reposition the property.”

HEI Hotels and Resorts became the hotel’s new manager at closing of the acquisition. “The Chesapeake and HEI partnership has demonstrated an ability to quickly improve operating efficiencies at other hotels that we own and we see no reason that this proven track record will not continue to show successful results at The Royal Palm,” said Mr. Francis. HEI currently manages approximately 1,200 rooms for the Trust and one of its restaurants at the W Chicago - Lakeshore.

The Trust has entered into an interim franchise agreement with Starwood, under its Luxury Collection brand. The Royal Palm will then migrate to Starwood’s new brand upon its roll out and will be the first in this new soft brand which is anticipated to occur within the next 60-90 days. “We are excited to immediately enjoy the

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

top-line benefits of Starwood’s high-end customer base and SPG program,” said Mr. Francis. “South Beach is largely a non-branded marketplace and by affiliating with Starwood, we will continue to enjoy the flexibility of providing independent services and operating standards, yet benefit from the incredible strength of our good partner’s global reservation system, distribution channels and powerful loyalty program.”

The Trust funded the acquisition with available cash on hand, a borrowing under its revolving credit facility and by obtaining a $125.0 million two-year term loan. The term loan was provided by Wells Fargo Bank, N.A., and subject to customary conditions, provides for a one-year extension. The loan is secured by The Royal Palm-Miami South Beach and bears interest equal to LIBOR, plus 2.40%. Contemporaneous with the closing of the term loan, the Trust entered into an interest rate swap to effectively fix the interest rate for the original two-year term at 3.34% per annum.

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service hotels in urban settings or unique locations in the United States. The Trust owns 21 hotels with an aggregate of 6,509 rooms in nine states and the District of Columbia. Additional information can be found on the Trust’s website at www.chesapeakelodgingtrust.com.